Exhibit 10.3
ZELL CREDIT OPPORTUNITIES MASTER FUND, L.P.
TWO NORTH RIVERSIDE PLAZA, SUITE 600
CHICAGO, ILLINOIS 60606
April 7, 2010
Penford Corporation
7094 S. Revere Parkway
Centennial, Colorado 80112
Attention: Thomas D. Malkoski
Dear Mr. Malkoski:
     As you know, the Board of Directors of Penford Corporation, a Washington corporation (the “Company”), has agreed to issue to Zell Credit Opportunities Master Fund, L.P., a Delaware limited partnership (the “Investor”), shares of Series A 15.0% Cumulative Non-Voting Non-Convertible Preferred Stock and Series B Voting Convertible Preferred Stock of the Company pursuant to a Securities Purchase Agreement by and between the Company and the Investor dated April 7, 2010 (the “Purchase Agreement”). The execution and delivery of this letter agreement is a condition precedent to the Closing under the Purchase Agreement. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement will have the meanings given such terms in the Purchase Agreement.
     In consideration of the foregoing, the Company and Investor hereby agree as follows:
1. Standstill Restrictions. Subject to the exceptions set forth in Section 2, the Investor covenants and agrees that from the Closing Date until the second anniversary thereof (the “Standstill Period”), no member of the Investor Group shall, without the prior written consent of the Company authorized by a majority vote of the Disinterested Directors then in office, take any of the following actions:
     (a) acquire, offer to acquire (except a nonpublic and confidential offer to the Company or its Affiliates which nonpublic and confidential offer, if any, shall be accompanied by a written opinion of counsel, to the effect that such offer and the subject matter thereof, as so presented, does not require disclosure by any party hereto, pursuant to the Securities Act or the Exchange Act or any rule or regulation promulgated thereunder) or enter into any agreement to acquire, by purchase, exchange or otherwise, beneficial ownership of (i) any Voting Securities, or (ii) any other security convertible into, or any option, warrant or right to acquire, Voting Securities (other than by means of a dividend paid to holders of Voting Securities generally);
     (b) nominate one or more directors for election to the Board or make any shareholder proposal at any annual or special meeting of shareholders of the Company, except for the nomination and election of the director entitled to be elected by the holders of the Cumulative Preferred Stock (the “Cumulative Preferred Director”);
     (c) solicit, or participate in any solicitation of, proxies or consents with respect to any Voting Securities, or become a “participant” or “participant in a solicitation” with respect to any

Voting Securities, as such terms are used in Schedule 14A under the Exchange Act, with respect to any annual or special meeting of shareholders of the Company or any action proposed to be taken by written consent by the shareholders of the Company; or
     (d) join or participate in any Group, or otherwise act in concert with any Person, for the purpose of circumventing the provisions or purposes of this letter agreement or any portion hereof.
2. Exceptions to Standstill Restrictions.
     (a) Section 1(a) shall not apply to the acquisition or purchase by members of the Investor Group of Voting Securities or securities convertible into or exercisable for Voting Securities:
(i) that are offered or issued in a rights offering made available to the holders of Common Stock generally or in any dividend or distribution made to holders of Common Stock generally;
(ii) acquired pursuant to preemptive rights set forth in the Investor Rights Agreement; and
(iii) consisting of stock or options issued or granted by the Company to the Cumulative Preferred Director as compensation for his or her service on the Company’s Board of Directors or a committee of the Board.
     (b) Sections 1(b) and (c) shall not apply at any time that:
(i) there are any Cash Dividends that are payable to the holders of Cumulative Preferred Stock pursuant to Section 4(a) of the Cumulative Preferred Articles (whether for the most recent period or any previous period) and such Cash Dividends remain unpaid past the applicable Dividend Payment Date (as such terms are defined in the Cumulative Preferred Articles); or
(ii) any Person who is not a member of the Investor Group has commenced and has not withdrawn (A) the solicitation of proxies or consents to elect or appoint a slate of directors who would constitute a majority of the Board of Directors of the Company if elected or (B) a tender offer which would, if fully subscribed, cause such Person to beneficially own at least a majority of the Voting Securities of the Company.
     (c) No provisions of Section 1 shall apply at any time that there has occurred and remains uncured a breach by the Company of any of its material duties or obligations under the Purchase Agreement, the Investor Rights Agreement, the Cumulative Preferred Articles or the Convertible Preferred Articles.
     (d) Nothing in Section 1 shall in any way limit or restrict (i) the ability of the Cumulative Preferred Director to take any actions (or to refrain from taking any actions) in his or her capacity as a director of the Company or comply with his or her fiduciary duties as a director of the Company or (ii) the ability of any member of the Investor Group to freely vote its Voting Securities or furnish a consent with respect to any of its Voting Securities to any matter requiring the vote or consent of the shareholders (including third party proxy contests) in its sole discretion, provided that such Voting Securities and associated voting rights were not acquired in violation of this letter agreement.
3. Transfer Restrictions. Investor covenants and agrees that, during the Standstill Period, Investor shall not, without the prior written consent of the Company authorized by a majority of the Disinterested Directors then in office, Transfer any Cumulative Preferred Stock, Convertible Preferred Stock or Conversion Shares (collectively, the “Restricted Securities”); provided, however, that the foregoing restrictions shall not apply to the Transfer of Restricted Securities:
     (a) to any Affiliate of such member of the Investor Group;
     (b) in connection with a liquidation, dissolution or winding-down of Investor only, to the equity holders or partners of the Investor and to the members of the Family Group of such equity holders;
     (c) in a bona fide pledge of such Restricted Securities to secure any indebtedness or liability and any Transfer of such Restricted Securities to the pledge of such pledge in the event of default on such indebtedness or liability; or
     (d) at any time that there has occurred and remains uncured a breach by the Company of any of its material duties or obligations under the Purchase Agreement, the Investor Rights Agreement, the Cumulative Preferred Articles or the Convertible Preferred Articles.
4. Miscellaneous
     (a) Definitions. As used in this letter agreement, the following terms have the respective meanings set forth below:
          “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (“Rule 12b-2”), as in effect on the date hereof; provided, however, that (i) that the term “Affiliate” shall include any beneficial owner of at least 5% of a Person’s voting securities regardless of whether such owner would be considered an Affiliate under Rule 12b-2 and (ii) the term “Associate” shall not include any Person who would be an Associate only as a result of clause (2) of the definition of Associate contained in such Rule 12b-2.
          “Common Stock” shall mean the common stock, $1.00 par value per share, of the Company.
          “Disinterested Director” shall mean any member of the Board who, while a member of the Board, is not an Affiliate, Associate or representative of any member of the Investor Group.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Family Group” means, with respect to any Person, (i) such Person’s lineal descendants; (ii) any trust substantially for the benefit of one or more lineal descendants of such Person; (iii) such Person’s spouse; (iv) any trusts substantially for the benefit of such Person’s spouse; and (v) any trusts substantially for the benefit of such Person’s spouse and lineal descendants.
          “Group” shall have the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act.
          “Investor Group” means (i) Investor; and (ii) any Group that includes Investor formed for the purpose of acquiring, holding, voting or disposing of Common Stock which would be required by Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or Schedule 13G pursuant to Rule 13d-1(c) with the Securities and Exchange Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Common Stock representing more than 5% of any class of Common Stock then outstanding.
          “Person” shall have the meaning set forth in Section 2(2) of the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Transfer” means any sale, gift, bequest, distribution, disposition, assignment, pledge, hypothecation, or any other voluntary or involuntary transfer, disposition or encumbrance, including any disposition by operation of law, and including the exercise of a power of appointment or the exercise by a fiduciary of distribution discretion. For the avoidance of doubt, a conversion of the Series B Voting Convertible Preferred Stock shall not constitute a Transfer hereunder.
          “Voting Securities” means the shares of Common Stock and any other securities of the Company having ordinary power to vote in the election of members of the Board and any securities convertible, exchangeable or otherwise exercisable to acquire such Voting Securities.
     (b) Special Remedy. The parties hereto agree that any breach of this letter agreement would result in irreparable injury to other party and that money damages would not be an adequate remedy for such breach. Accordingly, without prejudice to the rights and remedies otherwise available under applicable law, either party shall be entitled to seek specific performance and equitable relief by way of injunction or otherwise if the other party breaches or threatens to breach any of the provisions of this letter agreement. It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. If any term, provision, covenant or restriction in this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable, but if the parties are unable to reach agreement thereon, this letter agreement shall automatically terminate. This letter agreement contains the entire agreement between the parties hereto concerning the matters addressed herein.
     (c) Amendments. No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by the party against which enforcement of such waiver or amendment is sought; provided that no waiver or amendment shall be effective as against the Company unless such waiver or amendment is approved in writing by the vote of a majority of the independent members of the Board (other than any director appointed by a member of the Investor Group pursuant to the Certificate of Designations for the Series A Preferred).
     (d) Notices. All notices and other communications provided for or permitted hereunder shall be made pursuant to the provisions for such notices and communications provided in Section 5.4 of the Purchase Agreement.
     (e) Successors and Assigns. This letter agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto; provided that this letter agreement may not be assigned by either party without the prior written consent of the other party.
     (f) Counterparts. This letter agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (including by electronic facsimile or email attachment), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     (g) Governing Law; Jurisdiction. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within that state. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the New York Courts in the event any dispute arises out of this letter agreement or any of the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that the court specified in clause (a) of this Section 6(g) shall be the non-exclusive forum for disputes hereunder. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby.
     (h) Entire Agreement. The letter agreement and the other Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     (i) Interpretation. The definitions contained in this letter agreement are applicable to the singular as well as the plural forms of such terms. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.”

     If the foregoing correctly sets forth the understanding between us, please execute this letter agreement in the space provided below, whereupon it will become a binding agreement between us (the parties hereto intending to be legally bound by the execution of this letter agreement) as of the date first above written.

Very truly yours,

Zell Credit Opportunities Master Fund, L.P.

By:	Zell Credit Opportunities (GenPar), L.L.C.
Its:	General Partner

	By:	/s/ Philip G. Tinkler

	Name:	Philip G. Tinkler
	Its:	Vice President
ACCEPTED AND AGREED TO:
Penford Corporation

By:	/s/ Thomas D. Malkoski

Name:	Thomas D. Malkoski
Title:	President and Chief Executive Officer